                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                   FORM 12B-25

                                                 Commission File Number  0-32433

                           NOTIFICATION OF LATE FILING

     (Check One): [X] Form 10-K   [  ] Form 11-K  [  ] Form 20-F  [  ] Form 10-Q
                  [ ]  Form  N-SAR
     For  Period  Ended:  December  31,  2002
                          -------------------

[  ] Transition Report on Form 10-K       [  ] Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F       [  ] Transition Report on Form  N-SAR
[  ] Transition  Report  on  Form  11-K
     For  Transition  Period  Ended:


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
____________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant  AMCO  TRANSPORT  HOLDINGS,  INC
                            --------------------------------

Former  name  if  applicable      ATLAS-REPUBLIC  CORPORATION.
                                  ----------------------------

Address of principal executive office 2 Mott Street, 7th Floor, New York, New York 10013

                                     PART II
                            RULE 12-B 25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          (a)  The  reasons  described  in reasonable detail in Part III of this form  could  not  be  eliminated  without  unreasonable effort or expense;
[  X  ]   (b)  The  subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)  The  accountant's  statement  or  other  exhibit required by Rule
               12b-25(c)  has  been  attached  if  applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant is unable to file its Form 10-KSB within the prescribed time period without unreasonable effort or expense. The Registrant anticipates that it will file its Form 10-KSB within the fifteen-day grace period provided by Exchange Act Rule 12b-25.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

     Wilson  Cheng  (President)                 (212)             608-8988
          (Name)                              (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  [  X  ]  Yes  [   ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [  ]  Yes  [  X  ]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                          AMCO TRANSPORT HOLDINGS, INC.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


     AMCO  TRANSPORT  HOLDINGS,  INC.


                                   By:/s/  Wilson  Cheng
                                   ------------------
                                   Name:  Wilson  Cheng
                                   Title:  President


Date:   March  31,  2003